Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 5, 2008 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in AGL Resources Inc. Annual Report on Form 10-K for the year ended December 31, 2007.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 25, 2008 relating to the financial statements, which appears in the Annual Report of AGL Resources Inc. Retirement Savings Plus Plan, on Form 11-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
October 30, 2008